Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144826 on Form S-8 of our report dated March 18, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Tax Positions –an interpretation of FASB Statement No. 109”), relating to the financial statements and financial statement schedules of Dice Holdings, Inc., appearing in this Annual Report on Form 10-K of Dice Holdings, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

March 25, 2008